Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 4th day of August 2010, by and between IGLOO HOLDINGS CORPORATION, a Delaware corporation (the “Parent”), INTERACTIVE DATA CORPORATION, a Delaware corporation (the “Company”), a wholly owned indirect subsidiary of the Parent, and MASON SLAINE (the “Employee”).

W I T N E S S E T H :

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, the Company became a wholly owned subsidiary of the Parent; and

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) all previously earned but unpaid benefits accrued through the date of Employee’s termination (including, without limitation, any vested rights under the Company’s stock option and retirement plans) that are not forfeited under the terms of this Agreement or the Company’s benefit plans or programs, payable or provided in accordance with the terms of such plans or programs.

(b) “Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May 3, 2010, among Interactive Data Corporation, Hg Investors LLC, and Igloo Merger Corporation, as the same may be amended and/or restated from time to time.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(e) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(f) “Board” shall mean the Board of Directors of the Parent.

(g) “Cause” shall mean (i) Employee’s willful or intentional failure (except where due to a Disability), neglect or refusal to perform the material duties of his position hereunder, (ii) any willful or intentional act of Employee that has the effect of materially injuring the business of the Company or its affiliates in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to, any felony, (iv) the commission by Employee of an act of fraud or embezzlement against the Company, or (v) Employee’s material breach of the employment agreement or the Non-Interference Agreement.

(h) “Change in Control” shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Parent to a Third Party, (ii) the direct or indirect acquisition by a Third Party of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the voting stock of the Parent, including by way of merger, consolidation, or otherwise (other than an offering of common equity to the general public through a registration statement filed with the Securities and Exchange Commission), and (iii) following any IPO, individuals who, immediately following the IPO, constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors immediately following the IPO or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

(i) “Closing Date” shall have the meaning set forth in the Acquisition Agreement.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Company” shall have the meaning set forth in the preamble hereto.

(l) “Company Group” shall mean the Company and its direct and indirect parents (including, without limitation, the Parent) and subsidiaries.

(m) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(n) “Delay Period” shall have the meaning set forth in Section 14(a) hereof.

(o) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician mutually selected by the Company and Employee. In the event that Employee and the Company cannot mutually agree on a physician, each shall select one physician and the two selected physicians will mutually select a third physician who will determine the existence, extent or potentiality of Employee’s Disability. The determination of any such physician shall be final and conclusive for all purposes of the Agreement.

(p) “Employee” shall have the meaning set forth in the preamble hereto.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(r) “Good Reason” shall mean, without Employee’s consent, (i) the material diminution of Employee’s title, duties or responsibilities, (ii) the failure by the Company to pay Employee his Base Salary, (iii) the failure by the Company to allow Employee to participate in the Company’s employee benefit plans generally available from time to time to senior executives of the Company, (iv) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume the Agreement, or (v) the Company’s material breach of this Agreement. No termination for Good Reason shall be effective unless Employee has delivered written notice to the Company, within ninety (90) days of the occurrence of the event purported to give rise to Good Reason, and during the thirty (30) day period following receipt of such notice, the Company has failed to cure such event of Good Reason. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension, including, without limitation, the obligations set forth in Section 4 below.

(s) “IPO” shall mean an initial public offering of the Parent’s equity securities pursuant to an effective Form S-1 registration statement filed under the Securities Act of 1933.

(t) “Liquidity Event” shall mean the earlier to occur of (i) a Change in Control, and (ii) the date of an IPO.

(u) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(v) “Parent” shall have the meaning ascribed to such term in the preamble hereto.

(w) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(x) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(y) “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(z) “Severance Term” shall mean the period commencing on the termination of Employee’s employment by the Company without Cause or by Employee with Good Reason, and ending on the twelve (12) month anniversary thereof.

(aa) “Sponsors” shall mean, collectively, investment funds affiliated with Warburg Pincus LLC and Silver Lake Management Company III, L.L.C., and their respective affiliates.

(bb) “Term of Employment” shall mean the period specified in Section 2 hereof.

(cc) “Third Party” shall mean any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), and in either case, excluding the Sponsors or their respective affiliates.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall commence on the Closing Date and shall continue until terminated in accordance with Section 8 hereof.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Employee shall be employed and serve as the Executive Chairman of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such reasonable duties and responsibilities as are determined by the Board in consultation with Employee. Additionally, during the Term of Employment, Employee shall be appointed to the Board and shall serve as a member of the Board for no additional consideration; provided, that Employee shall be subject to the general recusal rules applicable to other members of the Board and shall recuse himself from any discussions by or decisions of the Board relating to his compensation or this Agreement. Employee also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors of up to three (3) businesses that are not engaged in Competitive Activities (as defined in the Non-Interference Agreement), and (ii) managing his personal investments and affairs; provided, that the activities set out in clauses (i) and (ii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities to the Company Group. The Company acknowledges his continuing role as Chairman of MLM Holdings, Inc. and MLM Information Services, LLC, and agrees that such continued service shall not violate the provisions of this subsection (b).

Section 4. Compensation.

During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $644,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b) Annual Bonus. Employee shall be eligible for an annual cash incentive bonus award determined by the Board or the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 93% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of reasonable annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee in consultation with Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the payment date, but not later than 2  1/2 months after the last day of the Company’s fiscal year in which it was earned.

(c) Additional Bonus. Each time that the Parent declares and pays a dividend to the holders of its common stock during the Term of Employment, Employee shall be eligible to receive a lump sum cash bonus (the “Additional Bonus”) in an amount equal to the product of (i) the number of shares of common stock underlying then-outstanding stock options held by Employee, and (ii) the per share amount of such dividend, payable as soon as practicable following the payment of such dividend; provided, however, that any portion of the Additional Bonus attributable to any then unvested stock option shall be withheld and paid to Employee promptly following the vesting of such stock options. The parties hereto understand and agree that Employee’s right to receive the Additional Bonus shall be in lieu of, and not in addition to, any adjustment to his outstanding stock options as may otherwise be provided for in the applicable plan and/or agreement pursuant to which such stock options were granted.

(d) Transaction Bonus. In consideration of Employee’s undertaking financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance necessary in order to enable the transactions contemplated by the Acquisition Agreement to be consummated, the Company shall, as soon as practicable following the Closing Date, pay Employee a one-time cash bonus in an amount equal to $740,741. Additionally, prior to the occurrence of a Liquidity Event, the parties hereto agree to negotiate, in good faith, the payment of an exit bonus to Employee of at least $300,000 upon the occurrence of a Liquidity Event (the “Exit Bonus”). Notwithstanding anything herein to the contrary, Employee’s right to receive the Exit Bonus shall survive a termination of his employment hereunder.

Section 5. Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to other senior executives of the Company (which, for the avoidance of doubt, will not include any sales commission plan), as determined by the Board or the Compensation Committee. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to other senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved. Notwithstanding the provisions in such benefit plans, Employee will be granted not less than four (4) weeks of paid vacation in each year.

Section 6. Key-Man Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term of Employment, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to his Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, and a prorated Annual Bonus based on the target Annual Bonus for the fiscal year in which such termination occurs. Such amounts shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred.

Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i) of the definition of Cause set forth in Section 1(g) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) the Accrued Obligations;

(ii) any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, and a prorated Annual Bonus based on the target Annual Bonus for the fiscal year in which such termination occurs. Such amounts shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred;

(iii) continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices; and

(iv) an amount (net of any applicable taxes) equal to the “applicable percentage” of the COBRA premium cost that Employee (and his covered dependents) will be required to pay to continue to participate in the Company’s health plans during the Severance Term (determined based on the COBRA premiums in effect as of the date of termination), payable in substantially equal monthly installments during the Severance Term; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. The “applicable percentage” shall be the percentage of Employee’s (and his covered dependents’) premium costs that Employee was required to pay (including through customary deductions from Employee’s paycheck) to participate in the Company’s health plans as of the date of termination.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), and (iv) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Non-Interference Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

Section 9. Non-Interference Agreement.

As a condition of, and prior to commencement of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts.

Section 10. Representations and Warranties of Employee.

Employee represents and warrants to the Company that-

(a) Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c) in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

(a) Withholding. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

(b) Tax Advice. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(c) Shareholder Approval. If any payment, benefit or distribution of any type to or for the benefit of Employee by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) in connection with a Change in Control that occurs prior to an IPO (collectively, the “Total Payments”) would subject Employee to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then Employee, in his sole discretion, may elect prior to the applicable event to waive his right to receive that portion of the Total Payments that would be subject to the Excise Tax, the payment of which thereafter would be subject to and contingent upon the approval of the stockholders of the Company pursuant to Section 280G(b)(5)(A)(ii) (or any successor section) of the Code to make such payment. If Employee makes such an election, the Company shall use its best efforts to obtain approval from the stockholders of the Company in accordance with Section 280G(b)(5)(B) (or any successor section) of the Code and the regulations thereunder, of the payment to, and the retention by, Employee of the portion of the Total Payment that would otherwise be subject to the Excise Tax.

Section 12. Indemnification.

The Company shall defend and indemnify Employee to the fullest extent permitted by applicable laws, by laws, and regulations from and against all actions, claims, costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Damages”) arising out of the good faith performance of Employee’s duties and responsibilities hereunder; provided, however, that the Company will not have an obligation to defend and/or indemnify Employee if the Damages arose in whole or in part out of Employee’s willful malfeasance, gross misconduct, gross negligence, fraudulent conduct or illegal conduct. The Company shall be entitled to assume the defense of any such proceeding against Employee, and Employee will use reasonable best efforts to cooperate in the defense. To the extent that Employee determines in good faith that there is an actual or potential conflict of interests between the Company and Employee in connection with the defense of a proceeding, Employee shall notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Employee, which counsel shall reasonably cooperate, and reasonably coordinate the defense, with the Company’s counsel and reasonably minimize the expense of such separate representation to the extent consistent with Emplotee’s separate defense. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent.

Section 13. Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 14. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of
Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law and Jurisdiction.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION OF THE AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THE AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

(b) The Company will reimburse Employee, in an amount not to exceed $45,000, for his counsel fees incurred in preparation of this Agreement and related agreements between the parties.

*        *        *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

IGLOO HOLDINGS CORPORATION

/s/ Christine Sampson
By: Christine Sampson
Title: Chief Financial Officer

INTERACTIVE DATA CORPORATION

/s/ Christine Sampson
By: Christine Sampson
Title: Chief Financial Officer

EMPLOYEE

/s/ Mason Slaine
Mason Slaine

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT

AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Interactive Data Corporation, a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect parents and subsidiaries (together with the Company, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for a period of ten (10) years thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this agreement.

(b) Former Employer Information. I represent that my performance of all of the terms of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”) as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2. Developments.

(a) Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, developments, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(b) Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company (but not including my personal Rolodex or similar record, whether kept electronically or otherwise). I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5. Restrictions on Interfering.

(a) Non-Competition. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Restricted Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities within any State of the United States of America and any other jurisdiction in which any member of the Company Group engages (or has committed plans to engage) in business during the Employment Period, or during the Post-Termination Restricted Period, was engaged in business (or had committed plans to engage of which I have knowledge) at the time of termination of my employment; provided, that (i) my ownership solely as an investor of not more than five percent (5%) of the outstanding shares of any publicly-traded company shall not be deemed to breach of this Section 5(a), and (ii) my performance of services for any entity whose business is diversified but which engages in Competitive Activities shall not be deemed to breach of this Section 5(a), so long as I do not, directly or indirectly, render services or assistance to any division or part of such entity that is in any way engaged in Competitive Activities.

(b) Non-Interference. During the Employment Period and the Post-Termination Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this agreement:

(i) “Competitive Activities” shall mean any business activities in which any member of the Company Group is engaged (or has committed plans to engage) during the Employment Period.

(ii) “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, any member of the Company Group to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; (ii) hiring any individual who was employed by any member of the Company Group within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation of any member of the Company Group to cease doing business with or materially reduce the amount of business conducted with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any member of the Company Group.

(iii) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12) month anniversary of such date of termination. Notwithstanding the foregoing, the Company may, in its discretion, on or prior to the date which is six (6) months following the date of termination, extend the Post-Termination Restricted Period by up to the date which is twenty-four (24) months following the termination of the Employment Period; provided, that if the Company extends the Post-Termination Restricted Period as contemplated herein, the Company shall provide you with an amount equal to your monthly Base Salary (as defined in that certain employment agreement by and among Igloo Holdings Corporation, the Company and you, dated even herewith) for each month the Post-Termination Restricted Period is extended, payable monthly in arrears.

(d) Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 6. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 8. Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Restricted Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 9. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation (to the extent that it does not materially interfere with my other business activities at that time) to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 10. General Provisions.

(a) Governing Law and Jurisdiction. THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS NON-INTERFERENCE AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION OF THE NON-INTERFERENCE AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THE NON-INTERFERENCE AGREEMENT. EACH PARTY TO THIS NON-INTERFERENCE AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(b) Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(c) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d) Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e) Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

*        *        *

I, Mason Slaine, have executed this Confidentiality, Non-Interference, and Invention Assignment agreement on the respective date set forth below:

Date: 8/3/10	/s/ Mason Slaine
(Signature)

Mason Slaine
(Type/Print Name)

Exhibit A

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

             No Developments or improvements

             Additional Sheets Attached

Signature of Employee:

Print Name of Employee: Mason Slaine

Date:

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated August 4th, 2010, with Igloo Holdings Corporation and Interactive Data Corporation (the “Employment Agreement”)), and other good and valuable consideration, I, Mason Slaine for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, the Parent, and each of their respective direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

• Am able to read the language, and understand the meaning and effect, of this Release;

• Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

• Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

• Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

• Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

• Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

• Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

• Was advised to consult with my attorney regarding the terms and effect of this Release; and

• Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Mason Slaine
Date: